UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
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WHEELER REAL ESTATE INVESTMENT TRUST, INC.
(Name of Registrant as Specified In Its Charter) Stilwell Value Partners VII, L.P. Stilwell Activist Fund, L.P. Stilwell Activist Investments, L.P. Stilwell Value LLC Joseph Stilwell
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 9, 2018, The Stilwell Group issued the following press release:

The Stilwell Group Sends SECOND Letter to Shareholders of Wheeler Real Estate Investment Trust

NEW YORK, July 9, 2018 /PRNewswire/ -- The Stilwell Group, one of the largest shareholders of Wheeler Real Estate Investment Trust, Inc. (the “Company”), today announced that it delivered an open letter to shareholders of the Company.

The full text of the letter follows:

July 9, 2018

Dear Fellow WHLR Owner,

We are the largest owner of the Company's common equity.  We are appalled at the destruction of value that has occurred at WHLR.

Six legacy directors remain on the Board of Directors, and we've duly submitted our notice to run for three of their positions at the upcoming Annual Meeting.

In January, WHLR issued 1.4 million shares of Series D, $25 Convertible Preferred Stock at an $8.50 discount to face value, something I've never seen occur at even a reasonably healthy company in my 35 years of working on Wall Street.  This resulted in an immediate destruction of more than $12 million dollars for the common shareholders, and it has exposed WHLR common holders to potentially even worse consequences in the future.  The transaction this financed was completely voluntary; hence, it appears to have been completely foolhardy.

According to press reports, the Board voted unanimously to sell the Series D shares at the $8.50 discount to face value, and our common shares declined by half.  To me, this begs the question:  Were none of the Board members capable of doing the very basic math, or were they each lacking in judgment, or were they all so lacking in gumption that they couldn't oppose the 'group-think' of their fellow directors?

While Jon Wheeler has since been fired, six legacy directors remain on the Board:  Stewart Brown (placed on the Board by Westport Capital Partners LLC), David Kelly, John McAuliffe, Carl McGowan, Jr., John Sweet and Jeffrey Zwerdling.  We're going to attempt to retire at least half of them.

Respectfully yours,

Joseph Stilwell

Why are these directors still on the Board?! *Our calculation, according to Nasdaq price history, is based on the $6/share closing price of WHLR on its first day of public trading, 11/19/2012 (adjusted to $48/share due to the 1-for-8 reverse stock split on 3/31/17), and the $4.25/share closing price on 7/6/2018.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Stilwell Activist Investments, L.P. ("Stilwell Activist Investments"), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of a slate of director nominees at the 2018 annual meeting of stockholders of Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the "Company").

Stilwell Activist Investments STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Stilwell Activist Investments, Stilwell Value Partners VII, L.P. ("Stilwell Value Partners VII"), Stilwell Activist Fund, L.P. ("Stilwell Activist Fund"), Stilwell Value LLC ("Stilwell Value LLC"), Joseph Stilwell, Paula J. Poskon, and Corissa Briglia Porcelli.

As of the date hereof, Stilwell Activist Investments directly beneficially owns 671,610 shares of common stock, $0.01 par value per share of  the Company (the "Common Stock"), which includes 19,126 shares of the Company's Series D Cumulative Convertible Preferred Stock, no par value (the "Series D Preferred Stock"), that are convertible into 28,193 shares of Common Stock. As of the date hereof, Stilwell Value Partners VII directly beneficially owns 133,418 shares of Common Stock, which includes 4,016 shares of Series D Preferred Stock that are convertible into 5,920 shares of Common Stock. As of the date hereof, Stilwell Activist Fund directly beneficially owns 82,396 shares of Common Stock, which includes 2,258 shares of Series D Preferred Stock that are convertible into 3,328 shares of Common Stock. Stilwell Value LLC, as the general partner of each of Stilwell Value Partners VII, Stilwell Activist Fund and Stilwell Activist Investments, may be deemed the beneficial owner of the 887,424 shares of Common Stock, which includes 25,400 shares of Series D Preferred Stock that are convertible into 37,441 shares of Common Stock, owned in the aggregate by Stilwell Value Partners VII, Stilwell Activist Fund and Stilwell Activist Investments.  Mr. Stilwell, as the managing member and owner of Stilwell Value LLC, the general partner of each of Stilwell Value Partners VII, Stilwell Activist Fund and Stilwell Activist Investments, may be deemed the beneficial owner of the 887,424 shares of Common Stock, which includes 25,400 shares of Series D Preferred Stock that are convertible into 37,441 shares of Common Stock, owned in the aggregate by Stilwell Value Partners VII, Stilwell Activist Fund and Stilwell Activist Investments.  As of the date hereof, neither Ms. Poskon nor Ms. Porcelli own any securities of the Company.

Investor Contact:

The Stilwell Group

Megan Parisi

(917) 881-8076

mparisi@stilwellgroup.com